Exhibit 10.52

EXECUTION VERSION

ACCOUNTS PLEDGE AGREEMENT

Dated 10 February, 2005

between

Norðurál ehf.

and

Kaupthing Bank hf.
as Security Trustee

and

Kaupthing Bank hf. and Landsbanki Íslands hf.
as Account Banks

THIS ACCOUNTS PLEDGE AGREEMENT (this “Agreement”) is dated 10 February, 2005 among:

(1)	NORDURAL EHF., Grundartangi, 301 Akranes, Iceland (the “Borrower”);

(2)	KAUPTHING BANK HF. in its capacity as agent and trustee (together with its successors, transferees and assigns in such capacity pursuant to the Loan Agreement referred to below, the “Security Trustee”) for the Secured Parties; and

(3)	LANDSBANKI ÍSLANDS HF. and KAUPTHING BANK HF. (the “Account Banks”).

WHEREAS:

(a)	Under a USD 185.000.000 senior facility agreement dated 2 September 2003, as amended April 27, 2004, and as amended and restated August 16, 2004, among, inter alia, the Borrower, Kaupthing Bank hf. and Landsbanki Íslands hf. as arrangers, BNP Paribas S.A. as the account bank, Kaupthing Bank hf. as security trustee and Landsbanki Íslands hf. as the agent, and the banks and financial institutions referred to therein agreed to make a credit facility available to the Borrower (the “Senior Facility Agreement”).

(b)	The Borrower now intends to refinance the Senior Facility Agreement and finance its operations and the expansion of its smelting capacity by entering into a USD 365.000.000 loan agreement on or about the date of this Agreement between the Borrower, Landsbanki Íslands hf. and Kaupthing Bank hf. as joint bookrunners and lead arrangers, Landsbanki Íslands hf. as administrative agent, Kaupthing Bank hf. as security trustee and the lenders from time to time party thereto (the “Loan Agreement”).

(c)	It is a condition precedent to the availability of the credit facility under the Loan Agreement that the Borrower enter into this Agreement.

It is therefore agreed as follows:

1.	Definitions

Capitalised terms used herein and not defined herein shall have the respective meanings ascribed thereto in the Loan Agreement.

Reference to a Loan Document or any other document is a reference to that Loan Document or other document as amended, novated, replaced or supplemented from time to time.

“Accounts” means the bank accounts maintained or to be maintained by the Borrower, details of which are set out in Schedule 1(A), including the Pledged Accounts, and including any account opened in replacement of such account or as a sub-account of any such account.

“Deposits” means all monies and other investments (including Cash Equivalents) from time to time standing in the Pledged Accounts and all interests and other accruals thereon.

“Finance Parties” means the Agents and the Lenders as defined in the Loan Agreement;

“Facilities” means the operation and maintenance of the aluminium reduction plant owned and operated by the Borrower in Grundartangi, Iceland.

“Maximum Amount” means USD 4.000.000 until 1 January 2006 and USD 9.500.000 on that date and thereafter.

“Operating Costs” means costs incurred by the Borrower for the purposes of operation of the Facilities, including costs associated with power consumption, labour and purchase of carbon anodes and alumina.

“Pledged Accounts” means the Account(s) that are pledged pursuant to this Agreement, details of which are set out in Schedule 1(B), including any account opened in replacement of any such account or as a sub-account of any such account.

“Pledged Assets” means all the assets pledged pursuant to Section 2 of this Agreement.

“Secured Liabilities” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Borrower to any Finance Party under each Loan Document to which the Borrower is a party (excluding any Subordination Agreement) together with all costs, charges and expenses incurred by any Finance Party in connection with the protection, preservation or enforcement of its respective rights under the Loan Documents on a full indemnity basis except for any obligation or liability which, if it were so included, would result in this Agreement to be unlawful. The term “Loan Document” includes all amendments and supplements including supplements providing for further advances.

“Secured Parties” means the Finance Parties.

“Security Period” means the period beginning on the date hereof and ending on the date upon which the Security Trustee is satisfied (acting reasonably) that all the Secured Liabilities, which have arisen, have been unconditionally and irrevocably paid and discharged in full or (if earlier) the security hereby created has been unconditionally and irrevocably released and discharged.

“Withdrawal Certificate” means a certificate of a Responsible Officer in form reasonably satisfactory to the Security Trustee, stating that the funds requested to be withdrawn are for use in paying costs actually incurred by the

Borrower in connection with the Expansion which are due and payable within 7 days of such withdrawal and specifying the nature and amount of the cost or costs, provided that no single cost covered by such Withdrawal Certificate incurred in connection with the Expansion is greater than USD 5.000.000.

2.	Pledge of Deposits and Pledged Accounts

2.1	As a security for the prompt and complete payment and performance when due of the Secured Liabilities, the Borrower hereby pledges, to the Security Trustee for the benefit of the Secured Parties and hereby grants to the Security Trustee a pledge on and a first ranking security interest in (handveð) (the “Pledge”):

a)	the Pledged Accounts; and

b)	the Deposits.

2.2	Upon the occurrence of an Event of Default, the Security Trustee shall be entitled to appropriate all or any part of the Deposits in or towards the discharge of the then outstanding Secured Liabilities and may do so notwithstanding that any maturity or rollover date attached to any part or parts of the Deposits may not yet have arrived.

2.3	The Security Trustee hereby accepts the Pledge for the Secured Parties. The Borrower undertakes to take, from time to time, at the request of the Security Trustee, any further action(s) that the Security Trustee deems necessary (acting reasonably) to grant and/or maintain a valid and enforceable pledge over the Pledged Accounts.

2.4	The Pledge is in addition, and without prejudice, to any other security the Security Trustee may now or hereafter hold in respect of the Secured Liabilities.

2.5	The Pledge shall remain in effect even when the Borrower may contest any of the Loan Documents.

3.	Borrower’s Right of Withdrawal and Procedures for Withdrawals from the Pledged Accounts

3.1	The Borrower shall not be entitled to withdraw any moneys from the Pledged Accounts, or close any of them, at any time during the Security Period without the prior written consent of the Security Trustee as expressly permitted by this agreement.

3.2	Procedures for withdrawal from the Pledged Accounts:

3.2.1	All requests for withdrawal from a Pledged Account shall be made in writing or by facsimile to the Security Trustee and to the relevant branch of the Account Bank where such an account is held (details of which are set forth in Schedule 1 (B)) and shall be an order to pay by bank transfer.
3.2.2	The Borrower shall be entitled to request withdrawals from the Pledged Accounts on a weekly basis, or more often if required.

3.2.3	No withdrawal shall be made from any Pledged Account if such a withdrawal would result that the aggregate amount in Accounts of the Borrower other than the Pledged Accounts would be greater than the Maximum Amount, subject to the terms of Section 8.4 hereof.

3.3	On the date of each withdrawal made by the Borrower from a Pledged Account the Borrower shall be deemed to represent and warrant that no Event of Default has occurred and is continuing and no Event of Default will occur as a result of such withdrawal.

3.4	Subject to Section 4 hereof, after having received a withdrawal request from the Borrower which in the reasonable opinion of the Security Trustee is in accordance with the withdrawal procedures and conditions set forth in this Section 3, the Security Trustee shall promptly give its consent to the withdrawal, notify the relevant Account Bank of its consent and authorize the withdrawal.

3.5	The Accounts shall be operated in accordance with the terms and conditions set out in this Agreement and the Loan Agreement, which shall apply mutatis mutandis to this Agreement.

4.	Withdrawals during a Default

The Borrower may not withdraw any moneys from the Accounts without the prior written consent of the Security Trustee at any time after an Event of Default has occurred and is continuing; or a Default has occurred and is continuing which in the reasonable opinion of the Security Trustee will become an Event of Default.

5.	Security Trustee’s Right of Realization

5.1	After the occurrence and during the continuance of an Event of Default, the Security Trustee shall be entitled to withdraw amounts standing to the credit of the Pledged Accounts to meet any Secured Liability in accordance with Section 2 above.

5.2	The Security Trustee is entitled to exercise any of the rights of the Secured Parties under this Agreement without obtaining a judgement or award against the Borrower in any relevant court in Iceland.

6.	Use of Proceeds

Notwithstanding any other provision contained herein, (i) the parties hereto acknowledge the provisions of the Loan Documents and (ii) until the expiry of the Security Period, all rights of the Security Trustee with respect to the Pledged Assets shall be exercised by the Security Trustee (or its nominees, delegates or sub-delegates, as applicable) as agent and trustee for the Secured Parties and any proceeds of the Pledged Assets shall, upon the enforcement of any remedies hereunder in respect thereof, be applied to the payment of the Secured Liabilites in the following order of priorities, but without prejudice to the right of any Secured Party to recover any shortfall from the Borrower:

     First: to pay all unpaid cost and expenses incurred in connection with such enforcement, including reasonable compensation to agents of and counsel for the Agents, and all expenses, liabilities and advances incurred or made by the Agents in connection with the Security Documents, and any other amounts then due and payable to the Agents pursuant to the Loan Agreement;

     Second: to pay pro rata the unpaid principal of the Secured Liabilities in accordance with the provisions of the Loan Agreement, until payment in full of the principal of all Secured Liabilities shall have been made (or so provided for);

     Third: to pay pro rata (i) all interest on the Secured Liabilities and (ii) all commitment fees, agent fees and other fees payable under the Loan Agreement, until payment in full of all such interest and fees shall have been made;

     Fourth: to pay pro rata all other Secured Liabilities, until payment in full of all such other Secured Liabilities shall have been made (or so provided for); and

     Finally: to pay to the Borrower, or as a court of competent jurisdiction may direct, any surplus then remaining from the proceeds of the Pledged Assets owned by it.

7.	Release

Upon complete and irrevocable satisfaction of all of the Secured Liabilities, the Security Trustee shall on behalf of the Lenders promptly confirm the release of the pledge hereunder to the Borrower and the Account Banks as a matter of record.

8.	Undertakings. Representations and warranties

8.1	The Borrower undertakes to procure that all its present and future receivables, proceeds, revenues and compensation of any nature and moneys received by any party in connection with the Facilities or otherwise are duly and promptly paid into the Pledged Accounts and that any and all parties that make payments to the Borrower for any reason whatsoever only make payments into the Pledged Accounts.
8.2	The Borrower furthermore undertakes to notify the Account Banks of the Pledge in substantially the form set out in Schedule 2 without undue delay requesting it to acknowledge receipt of the notification and acceptance of the terms thereof to the Security Trustee in the form set out in Schedule 3.

8.3	The Borrower represents and warrants that it does not currently hold any bank account other than the Accounts and undertakes not to open any other accounts without the prior written approval of the Security Trustee. The Borrower is aware and agrees that upon the opening of any new bank account, such account shall become an Account within the meaning of this Agreement, and if the bank where such and account is to be held is not an Account Bank, it shall accede to this agreement and become an Account Bank hereunder, and in the case that such new bank account is to be pledged to the Security Trustee under this Agreement, the Borrower undertakes to effect the pledge over any new account in accordance with the provisions set out in Section 7.2 above and shall be subject to the Pledge and the obligations assumed by the Borrower hereunder without any further action.

8.4	The Borrower undertakes that at no time prior to the complete and irrevocable satisfaction of all of the Secured Liabilities will it permit the aggregate amount of Deposits in Accounts other than the Pledged Accounts to be greater than the Maximum Amount, provided that;

(a)	such amount may exceed the Maximum Amount for a period up to five consecutive days once each calendar month as result of a withdrawal request in connection with Operating Costs actually incurred by the Borrower which are due and payable within five days of such withdrawal; provided further that notwithstanding the foregoing but subject to Section 8.4(b) hereof, in no event shall the aggregate amount of Deposits in Accounts other than Pledged Accounts be greater than (i) USD 7.000.000 on or before January 1, 2006 or (ii) USD 17.000.000 after January 1, 2006, and;

(b)	prior to Completion, such amount may exceed the Maximum Amount for a period of up to 7 consecutive days as a result of withdrawal requests accompanied by an Withdrawal Certificate; provided further that all payments specified in the applicable Withdrawal Certificate are made on or before such seventh day.

8.5	The Borrower shall not create, incur, assume or suffer to exist any Lien upon any of the Accounts except pursuant to this pledge and any Lien which a bank at which such Account is maintained may have by operation of law.

8.6	The Borrower represents and warrants that this Agreement creates in favour of the Security Trustee a valid and, upon the Borrowers’ notification to the Account Banks of the pledge in the Pledged Assets, enforceable security interest in the Pledged Assets, subject to no Liens other than pursuant to ,or as permitted by this pledge, securing the payment and performance of the Secured Liabilities, and all filings and other actions necessary or desirable to perfect and protect such security interest and the priority thereof, including the Account Banks receiving a notification of the pledge from the Borrower, have been or will forthwith be duly made or taken.

9.	Notices; Language

9.1	Unless otherwise provided herein, notices shall be given and deemed received in the manner provided in the Loan Agreement.

9.2	Any notice or other communication under or in connection with this Agreement shall be in English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

The address and facsimile number of the Borrower are:

Nordural ehf.
Grundartangi
301 Akranes

Tel: 00 354 430 1000
Fax: 00 354 430 1001

Attn: Managing Director/Finance Manager

with a copy to the Parent:

Century Aluminium Company
2511 Garden Road
Building A, Suite 200
Monterey, CA 93940

Tel: 001-831-642-9300
Fax: 001-831-642-9328

Attn: Daniel J. Krofcheck and Gerald J. Kitchen

the address and facsimile number of the Security Trustee are:

Kaupthing Bank hf.
Borgartún 19
105 Reykjavík
Iceland

Attention: Sigurgeir Tryggvason
Fax: + 354 444 6589

The addresses and facsimile numbers of the Account Banks are:

Kaupthing Bank hf.
Borgartún 19
105 Reykjavík
Iceland

Attention: Sigurgeir Tryggvason
Fax: + 354 444 6589

Landsbanki Íslands hf.
Austurstræti 11
101 Reykjavík
Iceland

Attention: Hlynur Sigursveinsson.
Fax: +654 410 3013

or such other address and/or facsimile number as the parties may notify (in accordance with this Section 9) to the other by not less than 5 Business Days’ notice.

10.	Applicable Law; Jurisdiction

10.1	This Agreement shall be governed by, and construed in accordance with the laws of Iceland.

10.2.	Each of the parties hereto irrevocably agrees for the benefit of the Security Trustee and the Secured Parties that the courts of Iceland shall have non exclusive jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and, for such purposes, irrevocably submits to the non exclusive jurisdiction of such courts.

11.	Partial Invalidity; Waiver

11.1	If at any time, any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdictions, such provision shall as to such jurisdiction, be ineffective to the extent necessary without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof or of such provisions in any other jurisdiction. The parties shall replace such illegal, invalid or unenforceable provision with a provision which comes as close as possible to the purpose of this Agreement.

11.2	No failure to exercise, nor any delay in exercising, by the Security Trustee on behalf of the Secured Parties, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided hereunder are cumulative and not exclusive of any rights or remedies provided under the Loan Agreement or by statutory law.

12.	Costs and Expenses

All costs, charges, fees and expenses reasonably incurred in connection with the preparation and execution of this Agreement shall be borne by the Borrower. The Borrower shall, from time to time on demand of the Security Trustee, reimburse the Security Trustee or any of the Secured Parties for all costs and expenses (including reasonable legal fees) on a full indemnity basis as well as for any taxes applicable thereon incurred in or in connection with the preservation and/or enforcement of this Agreement. The Borrower shall pay all costs and expenses arising out of the maintenance of the Accounts.

13.	Indemnity

The Borrower shall at all times indemnify and keep indemnified the Account Banks fully and effectively from and against all liabilities and reasonable costs and expenses which the Account Banks may incur by reason of acting as Account Banks (other than by reason of the relevant Account Bank’s gross negligence or willful misconduct).

14.	Amendments

Any amendments, changes or variations to this Agreement (including this Section 14) may be made only with the agreement of the Borrower and the Security Trustee in writing.

IN WITNESS whereof the parties have caused this Agreement to be duly executed and delivered on the date set out above.

Norðurál ehf.

By:

Landsbanki Íslands hf.

By:

By:

Kaupthing Bank hf.

By:

By:

Kaupthing Bank hf. (in its capacity as Security Trustee)

By:

By: